THE MAINSTAY FUNDS
NOTICE OF FEE WAIVER

THIS NOTICE OF FEE WAIVER is provided as of the 1st day of November 2009, to The MainStay Funds, a Massachusetts business trust (the "Trust"), on behalf of its series listed on Schedule A (the "Funds"), by New York Life Investment Management LLC, a Delaware limited liability company (the "Manager").

WHEREAS, the Manager has entered into an Amended and Restated Management
Agreement with the Trust (the "Management Agreement"), pursuant to which the Manager is compensated based on the average net assets of the Funds and such compensation is paid by the Funds ("Management Fees");

WHEREAS, the Manager believes that it is appropriate and in the best interests of the
Manager, the Funds, and the Funds' shareholders to reduce the Management Fees of the Funds; and

WHEREAS, the Manager understands and intends that the Funds will rely on this Notice in preparing amendments to a registration statement on Form N-1A and in accruing the Funds' expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Funds to do so;

NOW, THEREFORE, the Manager hereby provides notice as follows:

1. Fee Waivers by the Manager. The Manager agrees to waive a portion of its Management Fees as set forth on Schedule A.

2. Duration and Termination. The Manager’s undertaking to waive fees may be modified or terminated only with the approval of the Board of Trustees;
provided, however, no such modification will be made in a manner inconsistent with the terms of the current prospectus.

3. Other Agreements. This Notice supersedes any prior Notice of Fee
Waiver related to the Management Agreement.

IN WITNESS WHEREOF, the Manager has signed this Notice as of the date first-above written.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:   /s/ Barry A. Schub
Barry A. Schub
Executive Vice President

SCHEDULE A
(As of November 1, 2009)

Management Fee Waivers

The Manager has agreed to fee waivers such that the management fees for the Funds listed below shall be:

FUND	FEE WAIVER	MANAGEMENT FEE AFTER WAIVER

MainStay Equity Index Fund	0.60%	0.190 % on assets up to $ 1 billion; 0.165 % on assets between $ 1 billion and $3 billion; and 1.400 % on assets over $3 billion

MainStay Government Fund	0.100%	0.500 % on assets up to $500 million; 0.475 % on assets between $500 million and $1 billion; and 0.450 % on assets over $1 billion

MainStay Large Cap Growth Fund	0.100%
0.750 % on assets up to $250 million;
0.750 % on assets between $250 million and $500 million;
0.725 % on assets between $500 million and $750 million;
0.700 % on assets between $750 million and $2 billion;
0.650 % on assets between $2 billion and $3 billion; and
0.600 %on assets over $3 billion

MainStay Small Cap Growth Fund	0.150%	0.850 % on assets up to $1 billion; and 0.800 % on assets over $1 billion

MainStay Tax Free Bond Fund	0.100%	0.400 % on assets up to $500 million; 0.375 % on assets between $500 million and $1 billion; and 0.350 % on assets over $1 billion